Exhibit 10.4

MINERALS LEASE AND AGREEMENT

     THIS MINERALS LEASE AND AGREEMENT (“Agreement”) is dated and effective this 1st day of February, 2007 (“Effective Date”), by and between NEWMONT USA LIMITED, a Delaware corporation, doing business in Nevada as NEWMONT MINING CORPORATION (“Newmont”), and HOMELAND EXPLORATION, INC., a Nevada corporation (“HEI”).

RECITALS

     A.     Newmont owns those unpatented mining claims, reserved mineral interests (“Reserved Minerals”) and fee property described in Exhibit A, collectively referred to herein as the “Newmont Property.”

     B.     Newmont desires to lease to HEI, and HEI desires to lease from Newmont, the right to conduct mineral exploration activities on and in the Newmont Property with the subsequent right of the parties to participate in the development of minerals from the Newmont Property subject to the terms and conditions of this Agreement.

     THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Newmont and HEI agree as follows:

AGREEMENT

     1.     Grant.

            (a)     Newmont leases exclusively to HEI, until this Agreement is terminated, the right to prospect and explore for Minerals (as defined below) on and beneath the Newmont Property, and to use, occupy, excavate and disturb so much of the surface and subsurface of the Newmont Property as is reasonably necessary and convenient in exploring for such Minerals, subject to the terms of this Agreement.

            (b)     The foregoing grant does not include the right to develop, mine, process, mill, prepare for market, store, market, sell, or dispose of Minerals, or the right to erect, construct, maintain or operate buildings, structures or facilities on or in the Newmont Property.

     2.     Claim Fee Reimbursement. Concurrently with the execution of this Agreement, HEI shall pay to Newmont Eleven Thousand Three Hundred Fifty One Dollars and Fifty Cents ($11,351.50) in cash by certified check or wire transfer, as reimbursement for the 2007 federal assessment year maintenance fees and 2006 Lander County claim fees that Newmont paid for the unpatented mining claims.

     3.     Work Commitment and Expenditure Requirement.

          (a)   Subject to HEI’s right to terminate this Agreement pursuant to Section 11 below, HEI shall make Expenditures (defined below) in the total amount of Two Million Seven Hundred Thousand Dollars ($2,700,000.00) in accordance with the following schedule:

Due Date	Expenditure Amount

On or before one year from the Effective Date	$ 150,000.00
On or before two years from the Effective Date	An additional $ 300,000.00
On or before three years from the Effective Date	An additional $ 500,000.00
On or before four years from the Effective Date	An additional $ 750,000.00
On or before five years from the Effective Date	An additional $1,000,000.00

HEI’s obligation to make One Hundred Fifty Thousand Dollars ($150,000.00) in Expenditures on or before one year from the Effective Date is a firm commitment, which shall not be affected by any termination of this Agreement.

Excess Expenditures during any period specified above shall be carried forward and credited against Expenditures required in the subsequent period or periods. Except as provided in Section 19(i), if HEI fails to make the required Expenditures during any specified period, HEI shall pay to Newmont in cash, within 30 days after the end of that period, the amount of such deficit. Upon Newmont’s receipt of that payment, HEI shall be deemed to have satisfied the Expenditure requirement for that period.

          (b)   For purposes of this Agreement, “Minerals” shall mean any and all metals, minerals and mineral rights of whatever kind and nature, which are included in the Newmont Property. For purposes of this Agreement, “Expenditures” shall mean any expenses incurred by HEI since the Effective Date of this Agreement in connection with ascertaining the existence, location, quantity, quality or commercial value of a deposit of Minerals on or within the Newmont Property, including reclamation of such activities (collectively, the “Exploration Work”). For greater certainty, Expenditures shall include, without limitation, the types of expenses described below, but specifically excluding administrative overhead:

                 (i)     Actual field salaries and wages (or the allocable portion thereof), including benefit costs and payroll taxes, of employees or contractors of HEI actually performing Exploration Work;

                 (ii)     Costs and expenses for the use of machinery, facilities, equipment and supplies required for Exploration Work;

                 (iii)    Travel expenses and transportation of employees and contractors, materials, equipment and supplies reasonably necessary for the conduct of Exploration Work;

                 (iv)   All payments to contractors for Exploration Work;

                 (v)    Costs of assays, or other costs incurred to determine the quality and quantity of minerals on or within the Newmont Property;

                 (vi)   Costs incurred to obtain permits, rights of way and other similar rights as may be incurred in connection with Exploration Work;

                        (vii)   Costs and expenses of performing feasibility or other studies to evaluate the economic feasibility of mining on the Newmont Property;

                         (viii)  All taxes levied against the Newmont Property and paid by HEI and the cost of any reclamation bonds required to be posted for reclamation of disturbance associated with Exploration Work; and

                          (ix)   All land holding costs or fees and other necessary expenditures made to preserve in good standing the status and title of the Newmont Property.

                          (x)   Costs and expenses for reasonable and necessary measures to cure any defects in Newmont's title to the Newmont Property, including any defects in the location or maintenance of the unpatented mining claims included therein, provided that any such measures shall be taken only with Newmont's prior written consent.

                          (xi)   Costs incurred for compilation and drafting of data, in digital or other format, to be submitted for recording and for reporting purposes.

                  (c)    Beginning with the second year’s work commitment under Section 3(a) and each year thereafter, at least sixty percent (60%) of each year’s qualifying Expenditures must be related to direct exploration drilling on the Newmont Property. For purposes of this Section 3(c), direct exploration drilling means drilling, drill site access road construction, drill site excavation, sample assays, down-hole surveys and reclamation of such disturbance on the Newmont Property.

          4.     Rental Payments. Subject to HEI’s right to terminate this Agreement under Section 11 below, beginning on the sixth anniversary of the Effective Date of this Agreement, and each anniversary date thereafter while this Agreement is in effect, HEI shall pay to Newmont an annual rental if HEI did not expend at least Five Hundred Thousand Dollars ($500,000.00) in Expenditures during the preceding anniversary year. The amount of the rental payment that would be due on the sixth anniversary is Ten Dollars ($10.00) per acre of Reserved Minerals and fee lands (described in Parts 2 and 3 of Exhibit A) that is then subject to this Agreement. This annual rate of Ten Dollars ($10.00) per acre shall escalate by five percent (5%) each year after the sixth anniversary date. HEI shall pay to Newmont any rental that is due in cash by certified check or wire transfer within 30 days after each anniversary date beginning on the sixth anniversary of this Agreement.

          5.     Representations and Warranties.

                 (a)   Newmont represents and warrants that it has not encumbered, mortgaged or conveyed its interest in the Newmont Property, including but not limited to conveying any royalty interest therein; and it has no knowledge of any pending litigation or other claims challenging its title to the Newmont Property.

                 (b)   Each party represents and warrants to the other party that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to commit to this Agreement. The execution and delivery of this Agreement, and the consummation of the obligations, indemnities and payments provided herein have been duly and validly authorized by all necessary corporate or company action on the part of each party.

          6.     Area of Interest. For purposes of this Agreement, the Area of Interest is defined as all lands and minerals within the area defined in Exhibit B hereto. The Newmont Property and any interest or right that HEI now owns, or hereafter acquires within the Area of Interest are collectively referred to herein as the “Property.” The parties acknowledge that HEI currently holds an interest in the Gent #1-#4 unpatented mining claims (NMC 359652-359655), and that such interest is included in the Property.

          7.     Feasibility Study. If HEI determines that it desires to commence mine construction activities for the production of Minerals from any part of the Property, HEI shall prepare and deliver to Newmont a notice that includes: (i) a Positive Feasibility Study, as defined in Exhibit C hereto, for a deposit containing a minimum of 250,000 ounces of mineable gold reserves on the Property, (ii) all factual data relating to the Newmont Property and Area of Interest not previously provided to Newmont, and (iii) a detailed summary of all Expenditures made by HEI from the Effective Date of this Agreement through the date of completion of the Positive Feasibility Study.

          8.     Venture Option.

                 (a)   Newmont shall have the option to enter into a venture agreement with HEI (the “Venture Option”) covering the Newmont Property, and any other property within the Area of Interest that HEI then owns, controls or holds an interest in (collectively, the “Venture Property”). Newmont may exercise the Venture Option as follows:

                        (i)   At any time during the term of this Agreement, prior to HEI delivering to Newmont a complete notice, pursuant to Section 7 above, Newmont may elect the Venture Option by notifying HEI in writing of such election. Within 30 days after delivery of such notice, HEI shall deliver to Newmont all factual data not previously provided to Newmont relating to the Newmont Property and Area of Interest, and a detailed summary of all Expenditures made from the Effective Date of this Agreement through the date of delivery of Newmont’s election notice.

                        (ii)   If Newmont does not elect the Venture Option under Section 8(a)(i) above, it may exercise the Venture Option by delivering written notice to HEI within 90 days after delivery by HEI of a complete notice under Section 7 above.

                        (iii)   As its initial contribution under the Venture Agreement, Newmont shall pay for Venture expenditures in an amount equal to two hundred fifty percent (250%) of the sum of the Expenditures made by HEI from the Effective Date of this Agreement through the date that Newmont exercises the Venture Option if Newmont elects the Venture Option under Section 8(a)(i), or through the date of completion of the Positive Feasibility Study if Newmont elects the Venture Option under Section 8(a)(ii) (“Phase I Earn-In”). The applicable Expenditures upon which Newmont’s initial contribution is based are referred to herein as the “HEI Joint Venture Basis Expenditures.” Newmont shall have the right to withdraw from the Venture at any time prior to completing Phase I Earn-In, and shall thereby be excused from paying any further Venture expenditures. If Newmont elects the Venture Option under this Section 8(a), HEI shall contribute, as its initial contribution, all of its right, title and interest under this Agreement, and any other interests it holds in the Newmont Property or Area of Interest, including but not limited to its interest in the Gent #1-#4 unpatented mining claims (NMC 359652-359655), which interests shall be held by the Venture. Upon execution of the Venture Agreement, this Agreement shall terminate, and the parties shall execute a release and termination evidencing such termination.

                    (iv)   Within 90 days after completing the Phase I Earn-In, Newmont may elect, at its sole option by delivering written notice to HEI, to earn an additional nineteen percent (19%) interest in the Venture (for a total undivided interest of seventy percent (70%)) by expending an additional one hundred percent (100%) of the HEI Joint Venture Basis Expenditures (for a total of three hundred fifty percent (350%)) (“Phase II Earn-In”). If Newmont elects the Phase II Earn-In, Newmont may thereafter elect not to complete such Earn-In, but in such case, shall not acquire any additional participating interest in the Venture. If Newmont elects Phase II Earn-In, HEI shall have 30 days from the date of Newmont’s election to elect to have Newmont fund HEI’s share of Venture expenditures from the date Newmont completes Phase II Earn-In until the commencement of mining on the Venture Property (“Financing Option”). Under the Financing Option, the parties would fund Venture expenditures in accordance with their respective Participating Interests, after commencement of mining. If HEI elects the Financing Option, upon the commencement of mining, Newmont shall recover all Venture expenditures it incurs on HEI’s behalf plus interest at the London Interbank Offering Rate (“LIBOR”) plus four percent (4%) from eighty percent (80%) of HEI’s share of dividends or distributions from the Venture.

                    (v)   During completion of its initial contribution under Phase I and Phase II Earn-In, Newmont shall have complete discretion to determine the location, extent and timing of all work, provided that Newmont will complete the work and expenditures necessary to complete its earn-in as quickly as is reasonably possible.

             (b)   If Newmont elects to exercise the Venture Option, Newmont and HEI shall, within 90 days of Newmont’s delivery of its election notice, negotiate in good faith and enter into a venture agreement (the “Venture Agreement”), covering the Venture Property and replacing this Agreement, which will generally follow the form of Rocky Mountain Mineral Law Foundation, Form 5, and will include the following terms, in addition to those set forth in Section 8(a):

                    (i)   The initial participating interests of Newmont and HEI in the Venture shall be fifty-one percent (51%) and forty-nine percent (49%), respectively. If Newmont elects and completes Phase II Earn-In, the participating interests of Newmont and HEI shall be seventy percent (70%) and thirty percent (30%) respectively.

                  (ii)   Newmont shall have the right to be the manager of the Venture so long as it maintains a fifty percent (50%) or greater participating interest in the Venture. Upon completion of Newmont’s applicable Earn-In, the manager of the Venture shall earn a management fee from the Venture of (i) ten percent (10%) of the Venture exploration expenditures during exploration (except for invoices exceeding $50,000.00, in which case the fee will be five percent (5%) for the amount over $50,000.00), (ii) five percent (5%) of Venture development expenses during mine development, and (iii) seven dollars ($7.00) per ounce of gold produced from the Venture Property during production. Management fees during exploration, development and production will be adjusted to reflect the manager’s actual cost experience, so that the manager makes neither a profit nor loss from being manager. The Manager shall prepare monthly reports of all work conducted under the Venture Agreement.

                  (iii)   A management committee shall be formed, consisting of two representatives from each Venture party. The management committee members shall have voting rights in proportion to the parties’ respective participating interests. Upon completion of Newmont’s applicable Earn-In, the manager shall present work programs and budgets to the management committee for approval. In the event of a tie vote, the manager shall have the deciding vote.

                  (iv)   After Newmont’s completion of its Phase I Earn-In and, if applicable, Phase II Earn-In, and subject to HEI’s election of the Financing Option, if applicable, the parties shall be required to fund future Venture expenditures in proportion to their participating interests. If either party elects not to contribute its proportionate share to an approved program and budget, once joint funding commences, such party’s participating interest shall be subject to straight-line dilution, based upon the formula contained in the definitive Venture Agreement. If either party elects to contribute to an approved program and budget, but fails to make such contribution, the amount of dilution shall be twice the amount that would have occurred if the defaulting party initially elected not to contribute. In the event that either party’s participating interest is diluted to below ten percent (10%), it shall relinquish its participating interest to the other party, in return for a one percent (1%) net smelter returns royalty, as defined in Exhibit E to this Agreement.

                  (v)   The environmental indemnifications of HEI under Section 16 of this Agreement shall cease with respect to the participating interest in the Newmont Property acquired by Newmont pursuant to the Venture Option, but shall otherwise survive under the Venture Agreement.

                  (vi)   If, after execution of the Venture Agreement, any party subsequently acquires any interest in real property within the Area of Interest, it shall notify the other party, and such other party shall have the option to have such property included as part of the Venture Property, upon payment of its proportionate share of the acquisition costs.

                 (vii)  In the event either party decides to sell, transfer or assign its interest in the Venture or Venture Property, the other party shall have a right of first offer under terms similar to those set forth in Section 12 below.

                  (viii)  While Newmont is completing its initial contribution it shall have the obligation to maintain the Property in good standing and shall be solely responsible for all permitting and bonding for activities on the Venture Property during that period.

                  (ix)   After Newmont completes its initial contribution the Venture shall have the obligation to maintain the Property in good standing and shall be solely responsible for all future permitting and bonding for activities on the Venture Property.

                   (x)   In the event Newmont elects not to complete Phase I Earn-In, the parties shall complete the Purchase Closing in accordance with Section 8(c) below.

            (c)   If Newmont at any time elects not to exercise the Venture Option, fails to elect the Venture Option within the time-frame specified in Section 8(a)(ii) or elects the Venture Option but thereafter elects not to complete Phase I Earn-In, the parties shall, within 30 days after such election (or deemed election), hold a closing (“Purchase Closing”) at Newmont’s offices in Reno, Nevada, or another location or time agreed to in writing by the parties. At the Purchase Closing, (i) Newmont and HEI shall execute and have acknowledged, and Newmont shall deliver to HEI, a quit claim deed in the form of Exhibit D, conveying to HEI all of Newmont’s interest in the Newmont Property, (ii) HEI shall deliver to Newmont a properly executed and acknowledged royalty deed in the form of Exhibit E, conveying to Newmont a royalty on all Minerals produced from the Property, (iii) HEI shall deliver to Newmont in cash by certified check or wire transfer Five Hundred Thousand Dollars ($500,000.00) and (iv) if it has not previously terminated under Section 8(a)(iii), this Agreement shall terminate, and the parties shall execute a release and termination evidencing such termination. In the event of such a closing, all mineral production from the Property shall be subject to the royalty set forth in the royalty deed.

     9.     Property Maintenance.

             (a)   Subject to the additional requirements under Section 11 below, for so long as this Agreement is in effect, HEI shall make such payments and filings, and conduct such assessment work, as are necessary to keep the Newmont Property in good standing, including, but not limited to payment of property taxes and any taxes relating to HEI’s operations on the Newmont Property, payment of federal maintenance or rental fees for any unpatented mining claims included in the Newmont Property and satisfying any federal and state filing requirements for maintaining the Newmont Property in good standing.

             (b)   Newmont shall pay the real property taxes applicable to the fee property described in Part 3 of Exhibit A. HEI shall reimburse Newmont in cash the amount of each such real property tax payment within 30 days after receiving an invoice from Newmont documenting the date and amount of such payment.

                    (c)   Upon making any payment or filing to maintain the Newmont Property, HEI shall promptly deliver to Newmont a copy of the documents that were filed and written evidence of any payment that was made. HEI shall satisfy all federal and state requirements to maintain the unpatented mining claims included in the Newmont Property and deliver to Newmont written documentation of such satisfaction at least 30 days prior to the legal deadline (whether required by statute, regulation, contract or otherwise) for satisfying such requirement. If Newmont has not received the documentation required under this Section 9(c) within the prescribed time, Newmont may, but has no obligation to, satisfy such requirement(s), and HEI shall promptly reimburse Newmont for the amount of any payment made by Newmont, and any related costs, plus fifteen (15%) of the amount of those payments and costs. Newmont’s rights under this Section 9(c) shall not affect Newmont’s right to any other remedy for HEI’s failure to maintain the Newmont Property in accordance with this Agreement.

          10.     Reporting. HEI shall provide to Newmont semi-annual reports of all activities and operations conducted on or in connection with the Newmont Property and Area of Interest pursuant to this Agreement, together with copies of all factual data generated as a result of those activities or operations. Those reports shall be provided to Newmont by August 1 and February 1 of each calendar year. Each biannual report shall include details of: (i) the preceding six months’ activities, operations and Expenditures with respect to the Newmont Property and Area of Interest; (ii) exploration and ore reserve data for the previous six months; and (iii) a summary of anticipated activities for the upcoming six months. The semi-annual report required to be delivered by February 1 of each year shall be accompanied by digital factual data generated during the previous calendar year, to the extent the data exists in such format. Upon formation of a Venture, pursuant to Section 8 of this Agreement, work reports shall be prepared monthly, as directed by the management committee formed pursuant to the Venture Agreement. Reports due pursuant to this Section 10 shall be sent to:

Newmont Mining Corporation
337 W. Commercial Street
Elko, Nevada 89801
Attn: Exploration Manager
Telecopier No.: (775) 738-8506
Telephone No.: (775) 738-2500

Newmont may change such address from time to time by written notice to HEI.

     11.     Termination.

              (a)   Subject to the terms of this Section 11, at any time after completion of One Hundred Fifty Thousand Dollars ($150,000.00) in Expenditures in accordance with the schedule set forth in Section 3(a) above, HEI may terminate this Agreement upon providing Newmont 60 days advance written notice. Upon termination, HEI will have no further Expenditure obligations, except to pay to Newmont the amount of any deficiency in Expenditure requirements that accrued as of the effective date of termination. For greater certainty, no Expenditure required to be made in a particular year shall be deemed to have accrued for purposes of the foregoing until the end of such year. Accordingly, if HEI terminates this Agreement prior to 60 days before the end of any such year, HEI shall not, under any circumstances, be obligated to make any payments to Newmont in respect of any deficiency in Expenditures for such year.

              (b)   If HEI defaults on any of its obligations under this Agreement, including, but not limited to its obligations under Sections 3, 4 and 13, Newmont may give HEI written notice of the default or defaults. If HEI has not begun to cure any such default, other than a default that may be satisfied by cash payment, within 30 days from the date of delivery of such notice and completely cured such default within a reasonable time thereafter, Newmont may terminate this Agreement by written notice to HEI. As to any default that may be cured by cash payment, including but not limited to rentals, payments to maintain the Newmont Property free of all liens or encumbrances, payments to make up for Expenditure deficiencies under Section 3(a), or any payments under Section 13(b), Newmont may terminate this Agreement if HEI has not fully satisfied such payment obligation within 30 days of delivery of Newmont’s notice of default. Such termination by Newmont shall not affect Newmont’s rights to seek any other available remedies.

               (c)   Upon any termination of this Agreement, HEI shall, within 30 days after the effective date of termination, (i) surrender the Newmont Property to Newmont free and clear of any encumbrances, and deliver to Newmont a written instrument or instruments, in a form appropriate for recording and acceptable to Newmont, further evidencing termination of this Agreement and reconveyance of the Newmont Property; (ii) satisfy all requirements to maintain the Newmont Property in good standing through 90 days after the effective date of termination, including, but not limited to payment of any property taxes, and making any filings and payments necessary to maintain the Newmont Property that would become due during that period; and (iii) deliver to Newmont copies of all factual data obtained by HEI in conducting activities or operations on the Newmont Property, not already provided to Newmont. Upon any termination of this Agreement, HEI shall promptly reclaim all disturbance caused by its activities on the Newmont Property in accordance with applicable statutory and regulatory requirements, unless Newmont agrees in writing to assume such reclamation obligations and relieve HEI of the performance thereof.

     12.     Transfer of Interests, Right of First Offer.

               (a)   If HEI or Newmont (“Transferring Party”) intend to transfer all or any part of its interest in this Agreement or the Property (the “Offered Property”), the Transferring Party shall promptly notify the other party (“Non-Transferring Party”). This notice shall specifically identify the Offered Property and shall state the price and all other pertinent terms and conditions of the intended transfer, on such terms as the Transferring Party is willing to accept, which shall be for monetary consideration only. If the Transferring Party is HEI, HEI shall include with such notice all factual data in its possession pertaining to the Offered Property that was not previously provided to Newmont. The Non-Transferring Party shall have 30 days from the date such notice is delivered to notify the Transferring Party whether it elects to acquire the Offered Property at the same price and on the same terms as set forth in the notice. If the Non-Transferring Party does elect to acquire the Offered Property, such closing shall occur within 30 days after notice of such election is delivered to the Transferring Party. If the Non-Transferring Party fails to provide the

Transferring Party with notice of its election to acquire the Offered Property within the 30-day election period, such failure shall be deemed to be an election to not acquire the property. If the Non-Transferring Party elects to not acquire the Offered Property, the Transferring Party shall have 120 days following the expiration of such 30-day period to complete the transfer of the entire Offered Property to a third party at a price and on terms no less favorable to the Transferring Party than those set forth in its notice to the Non-Transferring Party. If the Transferring Party fails to complete the transfer of the entire Offered Property to a third party within that period, the Non-Transferring Party’s right of first offer in the Offered Property shall be revived. Any subsequent proposal by the Transferring Party to transfer the Property, or any part thereof, including a prior Offered Property, shall be conducted in accordance with all of the procedures set forth in this Section. A transfer may be made under this Section 12 only if the transferee first agrees in writing with the Non-Transferring Party to be bound by the terms of this Agreement, including this Section 12, to the same extent as the Transferring Party with respect to the transferred interests; provided, however, no transfer of any interest in the Property or this Agreement shall relieve the Transferring Party of its obligations under this Agreement, unless the Non-Transferring Party otherwise agrees in writing, which agreement shall not be unreasonably withheld. A Transferring Party shall be entitled to sell the Offered Property for non-cash consideration only where such consideration has a monetary value equal to or greater than the cash price at which the Offered Property was offered to the Non-Transferring Party.

               (b)   This Section 12 shall apply to HEI and Newmont and any successor or transferee (including any Affiliate or successor by merger), but shall not apply to (i) a corporate merger, consolidation or reorganization by the Transferring Party by which the surviving entity possesses substantially all of the stock or all of the property rights and interests, and is subject to substantially all of the liabilities and obligations of the Transferring Party; (ii) any equity offering made by a Transferring Party; (iii) a transfer of direct or indirect Control of a Transferring Party to a non-Affiliate third party (whether in a single transaction or series of related transactions), but only if the fair market value of the Transferring Party’s interest in the Property or this Agreement that is being transferred does not exceed twenty-five percent (25%) of the combined market value of all of the assets of the Transferring Party and all of its Affiliates, if any, direct or indirect Control of which is also being transferred; or (iv) a transfer of Control of a Transferring Party to an Affiliate, provided that in each case, the acquiring party shall agree in writing with the other party to assume the Transferring Party’s obligations under this Agreement or any other agreement hereunder, as to the transferred interest. For purposes of this Agreement, “Affiliate” means any person or entity that Controls, is Controlled by or under common Control with HEI or Newmont. The term “Control” used as a verb means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of a majority of the outstanding voting securities or membership interests; (ii) the right to appoint a majority of the managers, directors or corporate management; (iii) contract; (iv) operating agreement; or (v) voting trust covering the majority of the outstanding voting securities or membership interests. The term “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

     13.     Standard of Conduct; Environmental Compliance.

             (a)   HEI shall ensure that all activities conducted by, or on its behalf on the Newmont Property, is in compliance with the laws and regulations of the United States, the State of Nevada, and any local governmental entity with jurisdiction over the Newmont Property or activities thereon, including, but not limited to any laws or regulations regarding environmental protection or reclamation of the Property. HEI shall provide Newmont with satisfactory evidence of such compliance upon Newmont’s request. All operations under this Agreement shall be conducted in a good and workmanlike manner in accordance with generally accepted mining practices.

             (b)   Prior to conducting or authorizing surface disturbing work on any part of the Newmont Property or overlying surface, HEI shall (i) obtain and deliver to Newmont aerial photographs of the Newmont Property and overlying surface, or other documentation such as remote sensing data, documenting the physical condition of the Newmont Property and overlying surface, with the timing and extent of such photography to be coordinated with Newmont’s Environmental Department, (ii) deliver to Newmont a brief written plan of the anticipated activities, including a description of the location, timing and nature of those activities, which plan shall be updated annually by March 30 of each calendar year, or more often as needed to address all activities that are actually occurring on the Newmont Property and overlying surface, (iii) post with the Nevada Division of Environmental Protection or the United States Bureau of Land Management (“BLM”), as appropriate, any financial sureties for reclamation or other environmental obligations, as required by law, and (iv) post with Newmont cash, a bond or other financial surety acceptable to Newmont, with Newmont as beneficiary or co-beneficiary, in an amount equal to twenty-five thousand dollars ($25,000.00), which will allow HEI to disturb up to five (5) acres of the Newmont Property and overlying surface. Thereafter, HEI shall post with Newmont cash or a bond acceptable to Newmont in the amount of five thousand dollars ($5,000.00) for each additional acre of Newmont Property that will be disturbed, prior to such disturbance. If HEI fails to promptly and adequately complete the reclamation of any disturbance, the financial sureties shall be available to Newmont to cover all costs of reclaiming the disturbance, including any drill hole plugging. The amount of the financial surety to be posted with Newmont shall be reviewed annually to ensure there is a sufficient amount to cover the full costs of reclamation. To the extent such surety is inadequate, the per-acre amount of such surety shall be adjusted upward to reflect actual projected reclamation costs. Reclamation of disturbance on any lands within the Newmont Property and overlying surface shall be generally consistent with State of Nevada and BLM standards (whichever is stricter). Once reclamation is completed to Newmont’s satisfaction, Newmont shall return such sureties to HEI. Newmont shall not pay interest on any such surety.

             (c)   No separate financial surety shall be required under Section 13(b)(iv) where (i) the proposed disturbance is subject to a financial surety that HEI has established pursuant to a State of Nevada reclamation permit that has been approved by the Nevada Division of Environmental Protection, or (ii) the proposed disturbance is on surface owned by the United States, other than surface overlying the Reserved Minerals, and the disturbance is covered by a financial surety that HEI has established pursuant to a notice of intent or plan of operations that has been approved by the BLM. To the extent a state- or BLM-approved surety covers only part of the proposed disturbance on the Newmont Property, HEI shall be required to provide to Newmont a financial surety under Section 13(b)(iv) to cover the reclamation costs of all remaining disturbance prior to conducting the proposed activities.

               (d)   HEI shall provide to Newmont a copy of any permit application or other permitting documents relating to activities or operations on the Newmont Property prior to submission to the applicable government entity, and Newmont shall have at least 15 days to review and comment on the same prior to its submission to the agency. HEI shall not submit any application to the U.S. Bureau of Land Management (“BLM”) for any plan of operations or other surface use approval relating to operations on the surface overlying the Reserved Minerals without Newmont’s written consent.

               (e)   Should any unpermitted discharge, leakage, spillage, release, emission or pollution of any type occur upon, to or from the Newmont Property or overlying surface due to HEI’s activities or possession, HEI, at its sole expense, shall promptly clean and restore the Newmont Property and overlying surface to standards equal to or exceeding all standards adopted or required by any governmental body having jurisdiction over the affected property.

                (f)   Newmont shall be solely responsible for completing all obligations under the BLM-approved Plan of Operations N-67453 (Argenta Exploration) and Nevada Division of Environmental Protection – approved Reclamation Permit #0017 (the “Permits”) relating to existing disturbance, if any, on the Newmont Property. Newmont shall have the right to access and use the Newmont Property to conduct any activities related to its obligations under the Permits. HEI shall not conduct any activities on lands subject to ongoing reclamation under the Permits. HEI shall conduct all activities on the Newmont Property in a manner that does not interfere with or degrade Newmont’s ongoing reclamation activities. HEI shall not conduct any activities pursuant to the Permits and shall be solely responsible for obtaining the necessary governmental and surface owner authorizations to conduct its activities on the Newmont Property.

     14.      Audit and Inspection.

               (a)   Newmont shall be entitled to enter the Newmont Property and the Area of Interest for purposes of inspecting any of HEI’s operations, facilities or structures at reasonable times, upon reasonable advance notice, provided that Newmont shall so enter at its own risk and shall indemnify and hold HEI and its Affiliates harmless against and from any and all loss, cost, damage, liability and expense (including but not limited to reasonable attorneys fees and costs) by reason of injury to Newmont or its agents or representatives, or damage to or destruction of any property of Newmont or its agents or representatives while on the Newmont Property or Area of Interest, or in such workings, facilities and structures, except to the extent that such injury, damage, or destruction is a result, in whole or in part, of the negligence of HEI. Newmont shall have the right during regular business hours to review and copy all of HEI’s files and documents relating to activities on the Newmont Property and Area of Interest, including, but not limited to, all invoices and other documentation of Expenditures.

                (b)   If Newmont determines, acting reasonably, that activities or operations being conducted on the Newmont Property or overlying surface are in material non-compliance with applicable laws, regulations, ordinances or permits, Newmont may provide notice to HEI, and HEI shall immediately begin and promptly complete corrective action to bring such activities or operations into compliance. If, after receiving such notice, HEI does not promptly take corrective actions to Newmont’s reasonable satisfaction, Newmont may, but has no obligation to, take such actions as it deems necessary to bring HEI’s operations into compliance, including, but not limited to taking over operational control of HEI’s operations. HEI shall thereafter pay to Newmont one hundred fifty percent (150%) of costs reasonably incurred by Newmont in connection with such actions. Newmont’s rights under this Section 14(b) shall not affect Newmont’s right to any other remedy for HEI’s failure to comply with Section 14.

          15.     Property As Is. HEI acknowledges that it has been given full access to the Newmont Property for its due diligence review. HEI acknowledges that the Newmont Property and adjoining surface may have environmental and physical conditions related to prior mineral exploration or mining activities, including, but not limited to pits, adits, shafts and roads. Prior to entering into this Agreement, HEI has investigated the Newmont Property, including the environmental conditions on that property and the overlying surface, to its satisfaction. HEI is acquiring the interests in the Newmont Property hereunder “as is” without warranty of any kind as to the condition, suitability or usability of the Newmont Property for any purpose, or the ability to obtain any necessary permits or authorizations to access or mine the Newmont Property. The parties intend that this “as is” provision shall be effective specifically with respect to environmental conditions, and any and all common law or statutory claims with respect thereto. HEI assumes the risk of any environmental contamination, hazardous substances and other conditions on or related to the Newmont Property and overlying surface. Newmont makes no representation or warranty as to the accuracy or completeness of any environmental, geological, financial, operating or other information it has provided relating to the Newmont Property, and HEI agrees that Newmont shall have no liability for any damages relating to any inaccuracies or incompleteness of such information.

          16.     Indemnities. Except as expressly provided for in Section 13(f), HEI shall fully indemnify, defend, release and hold harmless Newmont, its Affiliates and successors, and their officers, directors, agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with, the Newmont Property (including, but not limited to, any environmental conditions) created, existing or occurring prior to the date of this Agreement or while this Agreement is in effect, or arising out of or resulting from activities conducted by or on behalf of HEI or its Affiliates, which arise in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage. This indemnity shall survive termination of this Agreement, provided, if HEI’s interest in this Agreement is reconveyed to Newmont pursuant to Sections 11(a) or 12, HEI’s indemnity under this Section 16 shall survive termination of this Agreement only with respect to any loss, costs, penalties, expenses, damages and liability arising from or relating to any activities conducted by or on behalf of HEI.

            17.      Liens. HEI shall keep the Newmont Property free of all encumbrances, adverse claims and liens, including, but not limited to, any mortgages, deeds of trust or liens for labor or materials furnished to it in its operations hereunder.

            18.      Insurance.

                      (a)   HEI shall carry at all times during the term of this Agreement, with insurance companies selected by HEI and acceptable to Newmont, acting reasonably, the following minimum insurance coverages:

                             (i)   Workers compensation insurance as required by law;

                             (ii)   Employer’s liability insurance with minimum limits of one million dollars ($1,000,000) for all personal injuries or death resulting from any accident or occupational disease;

                             (iii)   Commercial General Liability and/or Umbrella Liability insurance with a limits of not less than five million dollars ($5,000,000) each occurrence covering bodily injury to or death of persons and/or loss of or damage to property; and

                             (iv)   Automobile liability insurance, covering all owned, non-owned and hired vehicles in the amount of not less than one million dollars ($1,000,000) per each occurrence.

                    (b)   Policies providing coverage under this Agreement shall not be subject to cancellation or material change, except on 30 days written notice to Newmont.

                    (c)   Newmont shall be named as an additional insured on the commercial general liability policies providing coverage under this Agreement.

          19.      General Provisions.

                    (a)   Notice. All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system. Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier’s tracking system. If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.) A party may change its address from time to time by notice to the other party as indicated above. All notices to Newmont shall be addressed to:

Newmont Mining Corporation
1700 Lincoln Street, Suite 3600
Denver, CO 80203
Attn: Land Department
Telecopier No.: (303) 837-5851

With a copy to:

Newmont Capital Limited
427 Ridge Street, Suite C
Reno, NV 89501
Attn: Royalty Land Manager
Telecopier No.: (775) 784-8185

All notices to HEI shall be addressed to:

Homeland Exploration, Inc.
1489 Marine Drive, Suite 136
West Vancouver, B.C. Canada V7T 1B8
Telecopier No.: (604) 922-2886

                    (b)   Inurement. All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to, and are binding upon, the parties to this Agreement, their heirs, representatives, successors and assigns.

                    (c)   Implied Covenants. The only implied covenants in this Agreement are those of good faith and fair dealing.

                    (d)   Waiver. No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.

                    (e)   Modification. No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

                    (f)   Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercede any other agreement, representation, warranty or undertaking, written or oral, including that letter agreement dated July 28, 2006, between Newmont and HEI.

                    (g)   Memorandum. A memorandum of this Agreement in the form attached as Exhibit F shall be recorded in the records of Lander County, Nevada, promptly after execution of this Agreement. This Agreement shall not be recorded.

                    (h)   Confidentiality of Information; Press Releases. Except for recording the Memorandum pursuant to Section 19(g) above, any documents evidencing termination of this Agreement or any deeds delivered under Section 8(c) and as otherwise provided in this Section 19(h), the terms and conditions of this Agreement, and all data, reports, records and other information developed or acquired by any party in connection with this Agreement, shall be treated by the parties as confidential, and no party shall reveal or otherwise disclose such information to third parties without the prior written consent of the other party. This restriction shall not apply to disclosures to any Affiliate, to any public or private financing agency or institution, to any securities regulatory authority, to any contractors or subcontractors the parties may engage and to employees or consultants of the parties, or to any third party to which a party contemplates the transfer, sale, assignment, encumbrance or other disposition of their interest in the Newmont Property, or with which a party or its Affiliate contemplates a merger, amalgamation or other corporate reorganization; provided, however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section. In the event a party is required to disclose the terms of this Agreement to any federal, state or local government, any court, agency or department thereof, or any stock exchange or securities regulatory authority, the party so required shall immediately notify the other party of such requirement and the proposed form and content of the disclosure. To the extent legally permissible, such notice shall be delivered at least two business days prior to the date of the disclosure. The non-disclosing party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the entity seeking the information, and to seek confidential treatment of that information by the receiving entity. Before issuing any press release relating to this Agreement or the Newmont Property, the releasing party shall provide the other party three business days advance written notice, with a copy of the proposed release. The releasing party shall make any reasonable changes to the proposed release requested by the other party.

                    (i)   Force Majeure. If a party is prevented from completing any obligation under this Agreement, other than an obligation that may be satisfied by the payment of money, by a force majeure (the “Affected Obligation”), the Affected Obligation shall be suspended and that party shall not be deemed in default or liable for damages or other remedies as a result thereof for so long as that party is prevented from complying with the Affected Obligation by the force majeure. For purposes of this Agreement, “force majeure” shall mean any matter (whether foreseeable or unforeseeable) beyond a party’s reasonable control, including but not limited to: acts of God, unusually inclement weather, acts of war, insurrection, riots or terrorism, strikes, lockouts or other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents within a reasonable time; damage to, destruction of, or unavoidable shut-down of necessary facilities or equipment; provided, that that party shall promptly notify the other party in writing of the existence of any event of force majeure, and shall exercise diligence and reasonable efforts to remove or overcome the cause of such inability to undertake the Affected Obligation, and shall recommence performance thereof as soon as reasonably possible. The affected party shall thereafter have an additional period of time equal to the duration of the force majeure to complete the Affected Obligation. Where the Affected Obligation is an Expenditure requirement under Section 3(a), additional time shall be allowed only for those Expenditures that are directly affected by the force majeure event, and HEI shall remain obligated to meet the remaining Expenditure schedule under Section 3(a).

                    (j)   Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

                    (k)   Attorneys Fees. In any litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and collecting any final judgment entered therein. If a party or parties substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

                    (l)   Construction. The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

                    (m)  Currency. All references to dollars herein shall mean United States dollars.

                    (n)   Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws provisions.

The rest of this page is left intentionally blank.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEWMONT USA LIMITED doing business in Nevada as
NEWMONT MINING CORPORATION

By:  THOMAS P. MAHONIY
Name:  Thomas P. Mahoniy
Title:  Vice President

HOMELAND EXPLORATION, INC.

By:  BRUCE JOHNSTONE
Name:  Bruce Johnstone
Title:  President

EXHIBIT A

TO
MINERALS LEASE AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

NEWMONT PROPERTY

1.     Unpatented Claims (1,483 acres)

The following 85 unpatented lode mining claims situated in Lander County, Nevada in Sections 8, 18 and 20, Township 32 North, Range 47 East, MDB&M:

	Lander County
Claim Name	Book	Page	BLM NMC

Dry 1-36	319	179-250	511694-511729
ARG 1-36	323	309-380	525049-525084
Wet 1-13	397	681-693	681257-681269

2.     Reserved Mineral Interests (665.80 acres)

As reserved in that certain Warranty Deed dated September 23, 1974, between Marshall S. Ashcraft and Rose Lynn Ashcraft, his wife, First Parties, and the United States of America, Second Party, recorded in Lander County Official Records October 15, 1974, in Book 127, Pages 540-542.

Township 32 North, Range 47 East, MDB&M
        Section 9: N½NW¼, SW¼, Lots 3 and 4 (W½)
        Section 17: E½

3.     Fee Property (320 acres)

Township 32 North, Range 47 East, MDB&M
        Section 17: W½

EXHIBIT B

TO
MINERALS LEASE AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

AREA OF INTEREST

     Township 32 North, Range 47 East, MDB&M, Sections 7-9 and 16-21.

EXHIBIT C

TO
MINERALS LEASE AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

POSITIVE FEASIBILITY STUDY

“Positive Feasibility Study” means a detailed report that recommends the development of a mine on a portion of the Newmont Property or Area of Interest (“Property”) and includes at least the following information:

1.     A description of that part of the Property to be covered by the proposed mine;

2.     The estimated recoverable reserves of minerals and the estimated composition and content thereof;

3.     The proposed procedure for development and mining production;

4.     Results of ore amenability tests (if any);

5.     The nature and extent of the mine facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the report shall also include a preliminary design for such mill;

6.     The total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

7.     All environmental impact studies and costs;

8.     The period in which it is proposed that the Property be brought into commercial production;

9.     A forecast of total pre-tax cash flow from the proposed mine over the projected life of mine (“cash flow” shall be calculated in accordance with United States generally accepted accounting principles);

10.    Such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

11.    Working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances; which is in such form as is necessary to substantially meet the standards of North American financial institutions for the purpose of determining the advisability of providing project financing on a commercial competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry at that time.

EXHIBIT D

TO
MINERALS LEASE AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONTMINING CORPORATION AND
HOMELAND EXPLORATION, INC.

QUIT CLAIM DEED AND AGREEMENT

When recorded, return to:

Homeland Exploration, Inc.
1489 Marine Drive, Suite 136
West Vancouver, B.C. Canada V7T 1B8

     This Quit Claim Deed and Agreement (“Agreement”) is between NEWMONT USA LIMITED, a Delaware corporation, doing business in Nevada as NEWMONT MINING CORPORATION, whose address is 1700 Lincoln Street, Suite 3600, Denver, Colorado 80203 (“Grantor”), and HOMELAND EXPLORATION, INC., a Nevada corporation, whose address is 1489 Marine Drive, Suite 136, West Vancouver, B.C. Canada V7T 1B8 (“Grantee”).

     1.     Conveyance.

             (a)   For valuable consideration, the sufficiency of which is hereby acknowledged, Grantor conveys and quit claims to Grantee, Grantor’s entire interest in those unpatented mining claims, reserved mineral interests and fee property located in Lander County, Nevada that are described in Exhibit 1 to this Agreement. The unpatented mining claims, reserved mineral interests and fee property described in Exhibit 1 to this Agreement are collectively referred to herein as the “Property.”

             (b)   The conveyances under this Section 1 are subject to the rights and obligations under that Royalty Deed between Grantor and Grantee, bearing even date herewith, as well as the terms of this Agreement.

     2.     Transfer of Interests, Right of First Offer.

            (a)   If, within 90 years of the date of this Agreement, Grantee intends to transfer all or any part of its interest in the Property, or in any lands within the Area of Interest, as defined below (the “Offered Property”), it shall promptly notify Grantor. This notice shall specifically identify the Offered Property and shall state the price and all other pertinent terms and conditions of the intended transfer, on such terms as Grantee is willing to accept, which shall be for monetary consideration only. Grantee shall include with such notice all factual data in its possession pertaining to the Offered Property that was not previously provided to Grantor. Grantor shall have 30 days from the date such notice is delivered or until 90 years from the effective date of this Agreement, whichever is sooner, to notify Grantee whether it elects to acquire the Offered Property at the same price and on the same terms as set forth in the notice. If Grantor does elect to acquire the Offered Property, such closing shall occur within 60 days after notice of such election is delivered to Grantee. If Grantor fails to provide Grantee with notice of its election to acquire the Offered Property within such 30 days, such failure shall be deemed to be an election to not acquire the property. If Grantor elects to not acquire the Offered Property, Grantee shall have 120 days following the expiration of such period to complete the transfer of the entire Offered Property to a third party at a price and on terms no less favorable to Grantee than those set forth in its notice to Grantor. Such transfer may be made only if the transferee agrees in writing with Grantor to assume Grantee’s obligations under this Agreement with respect to the transferred interests; provided, however, no transfer of any interest in the Property shall relieve Grantee of its obligations under this Agreement, unless Grantor otherwise agrees in writing. Grantee shall be entitled to sell the Offered Property for non-cash consideration only where such consideration has a monetary value equal to or greater than the cash price at which the Offered Property was offered to Grantor. If Grantee fails to complete the transfer of the entire Offered Property to a third party within that period, Grantor’s right of first offer in the Offered Property shall be revived. Any subsequent proposal by Grantee to transfer the Offered Property, or any part thereof, shall be conducted in accordance with all of the procedures set forth in this Section. This obligation shall apply to Grantee and any successor (including Affiliates or successor by merger), but shall not apply to (i) a corporate consolidation or reorganization by Grantee by which the surviving entity possess substantially all of the stock or all of the property rights and interests and retains substantially all of the liabilities and obligations of Grantee; (ii) any equity offering made by Grantee; (iii) a transfer of direct or indirect Control of Grantee to a non-Affiliate third party (whether in a single transaction or series of related transactions), but only if the fair market value of Grantee’s interest in the Property that is being transferred does not exceed twenty-five percent (25%) of the combined market value of all of the assets of Grantee and all of its Affiliates, if any, direct or indirect Control of which is being transferred; or (iv) a transfer of Control of Grantee to an Affiliate, provided that in each case the acquiring party shall agree in writing to assume Grantee’s obligations under this Agreement as to the transferred interests. For purposes of this Agreement, “Affiliate” means any person or entity that Controls, is Controlled by or under common Control with Grantee through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest. The term “Control” used as a verb means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; or (v) voting trust. The term “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

            (b) Grantor may sell, transfer or assign any of its interests in this Agreement.

            (c) The Area of Interest is described in Exhibit 2 to this Agreement.

     3.     Abandonment. If, within 90 years from the date of this Agreement, Grantee decides to abandon any of the Property, it shall notify Grantor in writing of said intent at least 60 days prior to the effective date of such abandonment. Grantor shall have said 60 days from the delivery of such notice to elect to have any of the property that Grantee intends to abandon conveyed to Grantor, with such conveyance to be completed within 30 days after delivery of

Grantor’s written notice of such election to Grantee. If Grantor elects to not acquire such property to be abandoned, or fails to respond to Grantee within said 60 days, Grantee shall be free to abandon such property. In the event Grantor elects to acquire such property, Grantee shall deliver to Grantor a quit claim deed reconveying the property to Grantor in good standing, free and clear of all liens and encumbrances created by or under Grantee, together with copies of all factual data obtained by Grantee in conducting work on the property. Grantee shall make all payments and filings, and take all other actions required to maintain the subject property in good standing for a period of 60 days following the effective date of such quit claim deed, including but not limited to paying federal claim fees and satisfying any federal or state required filings due within such 60-day period. Upon abandonment or conveyance to Grantor, Grantee shall remain obligated to promptly reclaim all disturbance caused by its activities on the reconveyed property in accordance with all applicable legal requirements, unless Grantor decides in its sole discretion that it desires to further utilize such disturbance (e.g. drill roads, trench etc.), in which event Grantor shall assume such reclamation obligation in writing and relieve Grantee of the performance thereof.

     4.     Preferential Processing Right. Grantor is granted a preferential right to process any ores developed within or from the Property or any other property within the Area of Interest, pursuant to the terms of this Section. Prior to Grantee contracting for use of a third party’s facilities or commencing construction of a mine within any portion of the Property or Area of Interest, which would involve milling or the use of processing technology other than oxide heap leaching (such as oxide milling for processing oxide ore, and pressure oxidation, roasting, floatation and bio-oxidation for processing sulfide ore) (hereinafter “Processing”), Grantee shall notify Grantor, as soon as practicable, of the intended production rate, timing and technology to be used. Grantor shall have 60 days after the delivery of such notice, within which to notify Grantee that Grantor desires to negotiate with them for the use of Grantor’s processing facilities, or one or more of Grantor’s proprietary (patented) processing technologies to perform such Processing. If Grantor provides such notice to Grantee, the parties shall thereafter promptly meet and negotiate in good faith, the arm’s-length terms pursuant to which Grantor would conduct such Processing, provided that Grantee shall have no obligation to contract with Grantor if Grantee is able to obtain, in its opinion and acting reasonably, more favorable terms for processing from a third party, which terms shall be disclosed to Grantor.

     5.     Property As Is. Grantee acknowledges that it has been given full access to the Property for its due diligence review. Grantee acknowledges that the Property and adjoining surface may have environmental and physical conditions related to prior mineral exploration or mining activities, including, but not limited to pits, adits, shafts and roads. Grantee is acquiring the Property “as is” without warranty of any kind as to the condition, suitability or usability of the Property for any purpose, or the ability to obtain any necessary permits or authorizations to access or mine the Property. The parties intend that this “as is” provision shall be effective specifically with respect to environmental conditions, and any and all common law or statutory claims with respect thereto. Grantee assumes the risk of any environmental contamination, hazardous substances and other conditions on or related to the Property.

     6.     Indemnities. Grantee shall fully indemnify, defend, release and hold harmless Grantor, its affiliates and successors, and their officers, directors, agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with the Property (including, but not limited to any environmental conditions), regardless of whether such conditions were created before or after the date of this Agreement, which arises in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage. In the event some or all of the Property is reconveyed to Grantor under Section 2 above, Grantee’s indemnity with respect to that reconveyed Property shall apply only to any loss, costs, penalties, expenses, damages and liability arising from or relating to any activities conducted by or on behalf of Grantee, and Grantee’s indemnity shall otherwise be unaffected by any reconveyance of Property under Section 2.

     7.     Covenants Run With The Land. All covenants, conditions, indemnities, and limitations contained in this Agreement shall run with the land, and are binding upon the parties to this Agreement, and their heirs, representatives, successors and assigns.

     8.     Notices. All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system. Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt and (iv) if by overnight courier, as documented by the courier’s tracking system. If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.) A party may change its address from time to time by notice to the other party as indicated above. All notices to Grantor shall be addressed to:

Newmont Mining Corporation
1700 Lincoln Street, Suite 3600
Denver, CO 80203
Attn: Land Department
Telecopier No.: (303) 837-5851

With a copy to:
Newmont Capital Limited
427 Ridge Street, Suite C
Reno, NV 89501
Attn: Royalty Land Manager
Telecopier No.: (775) 784-8185

All notices to Grantee shall be addressed to:

Homeland Exploration, Inc.
1489 Marine Drive, Suite 136
West Vancouver, B.C. Canada V7T 1B8
Telecopier No.: _____________

     9.     Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws provisions.

Dated this day of ___________, 2006.

NEWMONT USA LIMITED doing business in Nevada
as NEWMONT MINING CORPORATION

By: ________________________
Name: _____________________
Title: ______________________

HOMELAND EXPLORATION, INC.

By: ________________________
Name: _____________________
Title: ______________________

STATE OF ___________________	)
) ss.
COUNTY OF ________________	)

     This instrument was acknowledged before me on this ___ day of __________, 2006, by ______________________________, as _______________________________ of NEWMONT USA LIMITED doing business in Nevada as NEWMONT MINING CORPORATION.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

______________________________
Notary Public
My commission expires:  ___________

[S E A L]

STATE OF ___________________	)
) ss.
COUNTY OF ________________	)

     This instrument was acknowledged before me on this ___ day of __________, 2006, by ______________________________, as _______________________________ of HOMELAND EXPLORATION, INC.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

______________________________
Notary Public
My commission expires:  ___________

[S E A L]

EXHIBIT 1

TO
QUIT CLAIM DEED AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

NEWMONT PROPERTY

[Insert description of all Property existing as of date of conveyance]

EXHIBIT 2

TO
QUIT CLAIM DEED AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

AREA OF INTEREST

     Township 32 North, Range 47 East, MDB&M, Sections 7-9 and 16-21.

EXHIBIT E

TO
MINERALS LEASE AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

When recorded, return to:

Land Department
Newmont Capital Limited
1700 Lincoln, Suite 3600
Denver, Colorado 80203

ROYALTY DEED

     THIS ROYALTY DEED (hereafter, the “Deed”), effective as of the ____ day of ____, ___, is by and between HOMELAND EXPLORATION, INC., a Nevada corporation, whose address is 1489 Marine Drive, Suite 136, West Vancouver, B.C. Canada V7T 1B8 ("Grantor") and NEWMONT USA LIMITED, a Delaware corporation, doing business in Nevada as NEWMONT MINING CORPORATION, whose address is 1700 Lincoln Street, Suite 3600, Denver, Colorado 80203 ("Newmont").

     WHEREAS, pursuant to (i) that Quit Claim Deed and Agreement, dated __________, ____, between Grantor and Newmont (the “Agreement”), Newmont has conveyed to Grantor all of its interest in the Property (defined below) subject to the terms of that Agreement and this Deed;

     NOW, THEREFORE, Grantor, for and in consideration of the sum of $10.00 lawful money of the United States of America, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has remised, released, sold, transferred, conveyed and quitclaimed, and by these presents does remise, release, sell, transfer, convey and forever quitclaim unto Newmont a production royalty (the "Royalty") on production of Minerals from the Property. For purposes of this Deed, the term "Mineral(s)" shall mean all metals, minerals and mineral rights of whatever kind and nature that Grantor holds or acquires in the Property (defined below) and within the Area of Interest, defined in Exhibit 2 hereto.

     1.     Property Subject to Production Royalty; After-Acquired Title.

             (a)     The Royalty shall be a royalty interest in and a burden upon the property more particularly described on Exhibit 1 to this Royalty Deed (the "Property").

             (b)     If, within 90 years of the effective date of this Deed, Grantor acquires any rights, title or interests in any real property within the Area of Interest, Grantor shall promptly notify Newmont, and execute and deliver to Newmont an amendment to this Deed, which includes such acquired rights, title or interests in the Property that is subject to this Deed.

     2.     Production Royalty. Grantor shall pay to Newmont a perpetual Royalty in an amount equal to the applicable percentage of Net Smelter Returns (defined below) set forth in this Section 2 from the sale or other disposition of all Minerals produced from the Property, determined in accordance with the provisions set forth in this Deed:

             (a)   Except as provided in Section 2(c) below, the Royalty rate for gold, silver and platinum group metals (“Precious Metals”) produced from the Property shall be determined based on the monthly average of the London Bullion Market, Afternoon Fix, gold spot prices for the preceding calendar month (“Monthly Average Gold Price”) according to the following schedule and Section 2(b) below, or applicable:

Net Smelter	Monthly Average
Return Percentage	Gold Price (U.S.$/ounce)
2.0	Less than or equal to $300
3.0	Greater than $300 up to $500
4.0	Greater than $500

           (b)   Except as provided in Section 2(c) below, the royalty rate for all Minerals, other than Precious Metals and the beneficiated products thereof (“Other Minerals”), produced from the Property shall be three percent (3.0%) of Net Smelter Returns (defined below).

           (c)   Grantor shall pay to Newmont a Royalty of one percent (1%) of Net Smelter Returns from the sale or other disposition of any Minerals produced from the Gent #1-#4 unpatented mining claims, NMC359652-359655 (“Gent Claims”).

            (d)   In addition to any Net Smelter Return Royalty payable under Sections 2(a), 2(b) or 2(c), Grantor shall pay to Newmont a Royalty in an amount equal to one-third of the Nevada Net Proceeds of Mines Tax, pursuant to Chapter 362 of the Nevada Revised Statutes (or any recodification thereof), paid by Grantor on any Mineral production from the Property. The Royalty due under this Section 2(d) shall be paid to Newmont in the month following each month in which Grantor pays the Net Proceeds of Mines Tax, in accordance with Section 4 below.

     3.     Net Smelter Returns. Net Smelter Returns shall be determined as follows:

             (a)   For Precious Metals. Net Smelter Returns, in the case of Precious Metals, shall be determined by multiplying (i) the gross number of troy ounces of Precious Metals recovered from the production from the Property ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, "Payor") during the preceding calendar month, by (ii) for gold, the average of the London Bullion Market,

Afternoon Fix, spot prices for the preceding calendar month, and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of (i) and (ii) only the following if actually incurred:

                   (i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals ("Beneficiated Precious Metals") produced by Grantor’s final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns;

                   (ii) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and

                   (iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from Newmont's mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the purpose of refining Beneficiated Precious Metals or other Minerals from the Property, then charges, costs and penalties for such refining shall mean the amount Grantor would have incurred if such refining were carried out at facilities not owned or controlled by Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantor with respect to such refining. In the event Grantor receives insurance proceeds for loss of production, Grantor shall pay to Newmont the Royalty percentage of any such insurance proceeds that are received by Grantor for such loss of production.

             (b)   For Other Minerals. Net Smelter Returns, in the case of Other Minerals, shall be determined by multiplying (i) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (ii) the average of the New York Commodities Exchange final daily spot prices for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of (i) and (ii) only the following if actually incurred:

                     (i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to Grantor’s mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part;

                     (ii) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to Grantor's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and

                     (iii)   charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from Grantor's final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of.

In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the purpose of milling or processing Other Minerals, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Grantor would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantor with respect to such smelting and refining.

In the event Grantor receives insurance proceeds for loss of production, Grantor shall pay to Newmont the Royalty percentage of any such insurance proceeds that are received by Grantor for such loss of production.

     4.     Other Procedures for Calculating and Paying Production Royalty.

             (a)   Payments of Royalty In Cash or In Kind. Royalty payments shall be made to Newmont as follows:

                    (i)   Royalty In Kind. Newmont may elect to receive its Royalty on Precious Metals from the Property "in cash" or "in kind" as refined bullion. The election may be exercised once each calendar year during the life of production from the Property. Notice of election to receive the following year's Royalty for Precious Metals in cash or in kind shall be made in writing by Newmont and delivered to Grantor on or before November 1 of each year. In the event no written election is made, the Royalty for Precious Metals will continue to be paid as it is then being paid. As of the date of this Deed, Newmont elects to receive its Royalty on Precious Metals "in cash." Royalties on Other Minerals shall be payable only in cash.

                          (A)   If Newmont elects to receive its Royalty for Precious Metals in kind, Newmont shall open a bullion storage account at each refinery or mint designated by Grantor as a possible recipient of refined bullion in which Newmont owns an interest. Newmont shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and Grantor shall not be required to bear any additional expense with respect to such in-kind payments.

                           (B)  Royalty shall be paid by the deposit of refined bullion into Newmont's account. On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, Grantor shall deliver written instructions to the mint or refinery, with a copy to Newmont, directing the mint or refinery to deliver refined bullion due to Newmont in respect of the Royalty, by crediting to Newmont's account the number of ounces of refined bullion for which Royalty is due; provided, however, that the words "other disposition" as used in this Deed shall not include processing, milling, beneficiation or refining losses of Precious Metals. The number of ounces of refined bullion to be credited will be based upon Newmont's share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions of Section 4(d) hereof.

                          (C)   Royalty payable in kind on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Section 3(a).

                          (D)   Title to refined bullion delivered to Newmont under this Deed shall pass to Newmont at the time such bullion is credited to Newmont's account at the mint or refinery.

                          (E)   Newmont agrees to hold harmless Grantor from any liability imposed as a result of the election of Newmont to receive Royalty in kind and from any losses incurred as a result of Newmont's trading and hedging activities. Newmont assumes all responsibility for any shortages which occur as a result of Newmont's anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.

                          (F)   When royalties are paid in kind, they will not reflect the costs deductible in calculating "Net Smelter Returns" under this Deed. Within 15 days of the receipt of a statement showing charges incurred by Grantor for transportation, smelting or other deductible costs, Newmont shall remit to Grantor full payment for such charges. If Newmont does not pay such charges when due, Grantor shall have the right, at its election, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to Newmont in the following month.

                   (ii)   In Cash. If Newmont elects to receive its Royalty for Precious Metals in cash, and as to Royalty payable on Other Minerals, payments shall be payable on or before the twenty-fifth (25th) day of the month following the calendar month in which the Minerals subject to the Royalty were shipped to the Payor by Grantor. The price used for calculating the cash amount due for Royalty on Precious Metals or Other Minerals shall be determined in accordance with Section 3(a) and (b) as applicable. Grantor shall make each Royalty payment to be paid in cash by delivery of a check or draft payable to Newmont and delivering the check to Newmont at its address listed in Section 11(i).

                   (iii)   Detailed Statement. All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

            (b)   Monthly Reconciliation.

                   (i)   On or before the 25th day of the month, Grantor shall make an interim settlement based on the information then available of such Royalty, either in cash or in kind, whichever is applicable, by paying (A) not less than one hundred percent (100%) of the anticipated final settlement of Precious Metals in kind Royalty payments and (B) not less than ninety-five percent (95%) of the anticipated final settlement of cash Royalty payments.

                   (ii) The parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor's statements for refined or finished product. As a result, the payment of Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Property for the previous month. Grantor will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month.

                    (iii) In the event that Newmont has been underpaid for any provisional payment (whether in cash or in kind), Grantor shall pay the difference in cash by check and not in kind with such payment being made at the time of the final reconciliation. If Newmont has been overpaid, Newmont shall make a payment to Grantor of the difference by check. Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to Section 4(a)(ii).

             (c)   Hedging Transactions. All profits and losses resulting from Grantor's sales of Precious Metals, or Grantor's engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "hedging transactions") are specifically excluded from Royalty calculations pursuant to this Deed. All hedging transactions by Grantor and all profits or losses associated therewith, if any, shall be solely for Grantor's account.

The amount of Royalty payable on Precious Metals or Other Minerals subject to hedging transactions shall be determined as follows:

                      (i) Affecting Precious Metals. The amount of Royalty to be paid on all Precious Metals subject to hedging transactions by Grantor shall be determined in the same manner as provided in Sections 2 and 3(a), with the understanding that the average monthly spot price shall be for the calendar month preceding the calendar month during which Precious Metals subject to hedging transactions are shipped by Grantor to the Payor.

                      (ii) Affecting Other Minerals. The amount of Royalty to be paid on all Other Minerals subject to hedging transactions by Grantor shall be determined in the same manner as provided in Sections 2 and 3(b), with the understanding that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to hedging transactions are shipped to the Payor.

               (d)   Commingling. Grantor shall have the right to commingle Minerals from the Property with minerals from other properties. Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples of the Precious Metals or Other Minerals shall be retained by Grantor and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals. Grantor shall retain such analyses for a reasonable amount of time, but not less than eighteen (18) months, after receipt by Newmont of the Royalty paid with respect to such commingled Minerals from the Property; and shall retain such samples taken from the Property for not less than thirty (30) days after collection.

     5.     No Obligation to Mine. Grantor shall have sole discretion to determine the extent of its mining of the Property and the time or the times for beginning, continuing or resuming mining operations with respect thereto. Grantor shall have no obligation to Newmont or otherwise to mine any of the Property.

     6.     Books, Records, Inspections, Confidentiality and Press Releases.

             (a)   Not later than February 1 following the end of each calendar year, Grantor shall provide Newmont with an annual report of activities and operations conducted with respect to the Property during the preceding calendar year. Such annual report shall include details of: (i) the preceding year's activities with respect to the Property; (ii) ore reserve data for the calendar year just ended; and (iii) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Property for the current calendar year. In addition, Newmont shall have the right, upon reasonable notice to Grantor, to inspect and copy all books, records, technical data, information and materials (the "Data") pertaining to Grantor's activities with respect to the Property; provided that such inspections shall not unreasonably interfere with Grantor's activities with respect to the Property. Grantor makes no representations or warranties to Newmont concerning any of the Data or any information contained in the annual reports, and Newmont agrees that if it elects to rely on any such Data or information, it does so at its sole risk. Reports due pursuant to this Section 6(a) shall be sent to:

Newmont Mining Corporation
337 W. Commercial Street
Elko, Nevada 89801
Attn: Exploration Manager
Telecopier No.: (775) 738-8506
Telephone No.: (775) 738-2500

Newmont may change such address from time to time by notice to Grantor.

           (b)   Newmont shall have the right to audit the books and records pertaining to production from the Property and contest payments of Royalty for 24 months after receipt by Newmont of the payments to which such books and records pertain. Such payments shall be deemed conclusively correct unless Newmont objects to them in writing within 24 months after receipt thereof.

           (c)   Newmont shall have the right, upon reasonable notice, to inspect the facilities associated with the Property. Such inspection shall be at the sole risk of Newmont, and Newmont shall indemnify Grantor from any liability caused by Newmont's exercise of inspection rights.

            (d)    Newmont shall not, without the prior written consent of Grantor, which shall not be unreasonably withheld, knowingly disclose to any third party data or information obtained pursuant to this Deed which is not generally available to the public; provided, however, Newmont may disclose data or information so obtained without the consent of Grantor: (i) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (ii) to any of Newmont's contractors or consultants; (iii) to any third party to whom Newmont, in good faith, anticipates selling or assigning Newmont's interest in the Property; (iv) to a prospective lender, or (v) to a party which Newmont or an affiliate contemplates a merger, amalagamation or other corporate reorganization, provided however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent Newmont is obligated under this subsection.

            (e)    Subject to its rights and obligations under Section 6(d), Newmont shall not issue any press releases pertaining to the Property except upon giving Grantor three (3) days advance written notice of the contents thereof, and Newmont shall make any reasonable changes to such proposed press releases requested by Grantor. Newmont shall not, without Grantor's consent, issue any press release that implies or infers that Grantor endorses or joins in Newmont's statements or representations contained in any press release.

     7.     Records and Audits. Grantor’s records of all mining and milling operations on the Property, and its records with respect to commingling of production from the Property, shall be available for Newmont’s or its authorized agents' inspection and/or audit upon reasonable advance notice and during normal business hours. If any such audit or inspection reveals that Royalty payments for any calendar year are underpaid by more than five percent, Grantor shall reimburse Newmont for its reasonable costs incurred in such audit or inspection. Newmont shall be entitled to enter the mine workings and structures on the Property at reasonable times upon reasonable advance notice for inspection thereof, but Newmont shall so enter at its own risk and shall indemnify and hold Grantor and its affiliates harmless against and from any and all loss, costs, damage, liability and expense (including but not limited to reasonable attorneys' fees and costs) by reason of injury to Newmont or its agents or representatives or damage to or destruction of any property of Newmont or its agents or representatives while on the Property on or in such mine workings and structures, unless such injury, damage, or destruction is a result, in whole or in part, of the negligence of Grantor.

     8.     New Resources or Reserves. If Grantor establishes a mineral resource or mineral reserve on any of the Property, Grantor shall provide to Newmont the amount of such resource or reserve as soon as practicable after Grantor makes a public declaration with respect to the establishment thereof.

     9.     Compliance with Law. Grantor shall at all times comply with all applicable federal, state, and local laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to operations and activities on or with respect to the Property; provided, however, Grantor shall have the right to contest any of the same in good faith.

     10.     Stockpiling and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from Grantor's operations and activities with respect to the Property shall be the sole property of Grantor, but shall remain subject to the Royalty (calculated and paid in accordance with the terms of this Deed) should the Materials be processed or reprocessed, as the case may be, in the future and result in the production, sale or other disposition of Precious Metals or Other Minerals. Notwithstanding the foregoing, Grantor shall have the right to dispose of any or all such Materials and to commingle the same with other minerals from other properties. In the event Materials from the Property are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon under this Deed shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

     11.     Real Property Interest and Relinquishment of Property. The Royalty shall attach to any amendments, relocations or conversions of any mining claims or leases comprising the Property, or to any renewals or extensions of leases thereof. The Royalty shall be a real property interest that runs with the Property and shall be applicable to Grantor and its successors and assigns of the Property. Subject to any time limits under any applicable rule against perpetuities, if the Grantor surrenders or relinquishes any of the Property, but reacquires any such properties within a period of five years after the effective date of relinquishment or abandonment, such reacquired properties shall be included in the Property subject to this Deed from and after the date of such reacquisition.

     12.     General Provisions.

              (a)   The parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

              (b)    All covenants, conditions and terms of this Deed shall be of benefit to the parties and run as a covenant with the Property and shall bind and inure to the benefit of the parties hereto and their respective assigns and successors.

              (c)   This Deed shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Grantor and Newmont.

              (d)   This Deed may not be modified orally, but only by written agreement executed by Grantor and Newmont.

              (e)   Time is of the essence in this Deed.

              (f)   This Deed is to be governed by and construed under the laws of the State of Nevada.

              (g)   As used in this Deed, the term "Newmont" shall include all of Newmont's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and affiliated companies having or claiming an interest in the Property. As used in this Deed, the term "Grantor" shall include all of Grantor's successors-in-

interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and affiliated companies having or claiming an interest in the Property.

              (h)    Assignment of Property. Grantor may convey, transfer, assign, abandon or encumber all or any portion of its interest in the Property only in accordance with Sections 2 and 3 of the Agreement, and provided that (i) in the event of any such conveyance, transfer or assignment, it shall require the party or parties acquiring such interest to assume in a written agreement with Newmont the obligations of this Deed in respect of such interest, and thereupon it shall be relieved of all liability under this Deed as to such interest in the Property, except for liabilities existing on the date of such conveyance, transfer, or assignment; and (ii) in the event of the granting of any mortgage, charge, security interests, lien or other encumbrance (in each case a “Lien”) in any Property, the holder of such encumbrance (a “Lien Holder”) acknowledges in writing that its rights in the Property are subject to the rights of Newmont under this Deed. A Lien Holder shall be free to convey, transfer and assign all or any portion of the Property subject to its Lien, provided that it shall require the party or parties acquiring such interest to assume in writing the obligations of this Deed in respect of such interest from and after the date of transfer and thereupon it shall be relieved of all liability under this Deed as to such interest in the Property. No such conveyance, transfer or assignment by a Lien Holder shall release the Grantor of any liabilities existing on the date of such conveyance, transfer or assignment.

                       (i)   Any notice or other correspondence required or permitted hereunder shall be deemed to have been property given or delivered when made in writing and hand delivered to the party to whom directed, or when sent by United States certified mail, or electronic facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the party to whom directed at the following address:

Grantor:
           Homeland Exploration, Inc.
           1489 Marine Drive, Suite 136
           West Vancouver, B.C. Canada V7T 1B8
           Telecopier No.: (604) 922-2886

Newmont:
           Newmont Mining Corporation
           1700 Lincoln Street, Suite 3600
           Denver, Colorado 80203
           Attn: Land Department
           Telecopier No.: (303) 837-5851

With a copy to:

Newmont Capital Limited
427 Ridge Street, Suite C
Reno, Nevada 89501
Attn: Royalty Land Manager
Telecopier No.: (775) 784-8185

     Either party hereto may change its address for the purpose of notices or communications hereunder by furnishing notice thereof to the other party in compliance with this Section.

     Wherefore, this Deed is executed and delivered effective on the day and year above written.

Grantor:

HOMELAND EXPLORATION, INC.

By: ____________________________
Name: _____________________
Title: ______________________

Newmont:

NEWMONT USA LIMITED doing business in Nevada as
NEWMONT MINING CORPORATION

By: ____________________________
Name: _____________________
Title: ______________________

STATE OF ___________________	)
) ss.
COUNTY OF ________________	)

     This instrument was acknowledged before me on this ___ day of __________, 2006, by ______________________________, as _______________________________ of HOMELAND EXPLORATION, INC.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

______________________________
Notary Public
My commission expires:  ___________

[S E A L]

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

     This instrument was acknowledged before me on this ___ day of __________, 2006, by ______________________________, as _______________________________ of NEWMONT USA LIMITED doing business in Nevada as NEWMONT MINING CORPORATION.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

______________________________
Notary Public
My commission expires:  ___________

[S E A L]

EXHIBIT 1

TO
ROYALTY DEED
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

     [Insert description of all Property existing as of date of conveyance, including the Gent Claims]

EXHIBIT 2

     TO ROYALTY DEED
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND HOMELAND EXPLORATION, INC.

AREA OF INTEREST

     Township 32 North, Range 47 East, MDB&M, Sections 7-9 and 16-21.

EXHIBIT F

TO
MINERALS LEASE AND AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

MEMORANDUM OF AGREEMENT

     Notice is hereby given that Newmont USA Limited, a Delaware corporation, doing business in Nevada as Newmont Mining Corporation (“Newmont”), and Homeland Exploration, Inc., a Nevada corporation (“HEI”) have entered into a Minerals Lease and Agreement dated as of ____________, 2006, covering that certain property situated in Lander County, Nevada, described in Exhibit 1 attached hereto (the “Property”), and an Area of Interest, which is identified on Exhibit 2 hereto. Said Minerals Lease and Agreement, in consideration of certain covenants and agreements set forth therein, including, but not limited to work commitments, provides that Newmont has leased exclusively to HEI all of Newmont’s right to explore for minerals on the Property.

     Upon a decision by HEI to initiate construction of a mine to develop minerals from the Property, Newmont may elect to either enter into a joint venture agreement with HEI covering the Property and any other real property interests that HEI holds or acquires within the Area of Interest, or quit claim to HEI its interest in the Property and receive a royalty on all mineral production from such properties. The Minerals Lease and Agreement grants to each party a right of first offer on any transfer of the other party’s interests in the Property or Area of Interest.

     IN WITNESS WHEREOF, this Memorandum has been executed effective as of the date first above written.

NEWMONT USA LIMITED doing business in Nevada as NEWMONT MINING CORPORATION

By:________________________
Name:_____________________
Title:______________________

HOMELAND EXPLORATION, INC.

By:________________________
Name:_____________________
Title:______________________

STATE OF COLORADA	)
) ss.
CITY AND COUNTY OF DENVER	)

     This instrument was acknowledged before me on this ___ day of __________, 2006, by ______________________________, as _______________________________ of NEWMONT USA LIMITED doing business in Nevada as NEWMONT MINING CORPORATION.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

______________________________
Notary Public
My commission expires:  ___________

[S E A L]

STATE OF ___________________	)
) ss.
COUNTY OF ________________	)

     This instrument was acknowledged before me on this ___ day of __________, 2006, by ______________________________, as _______________________________ of HOMELAND EXPLORATION, INC.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

______________________________
Notary Public
My commission expires:  ___________

[S E A L]

EXHIBIT 1

TO
MEMORANDUM OF AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

PROPERTY

1.     Unpatented Claims (1,483 acres)

The following 85 unpatented lode mining claims situated in Lander County, Nevada in Sections 8, 18 and 20, Township 32 North, Range 47 East, MDB&M:

	Lander County
Claim Name	Book	Page	BLM NMC

Dry 1-36	319	179-250	511694-511729
ARG 1-36	323	309-380	525049-525084
Wet 1-13	397	681-693	681257-681269

2.     Reserved Mineral Interests (665.80 acres)

As reserved in that certain Warranty Deed dated September 23, 1974, between Marshall S. Ashcraft and Rose Lynn Ashcraft, his wife, First Parties, and the United States of America, Second Party, recorded in Lander County Official Records October 15, 1974, in Book 127, Pages 540-542.

Township 32 North, Range 47 East, MDB&M
         Section 9: N½NW¼, SW¼, Lots 3 and 4 (W½)
         Section 17: E½

3.     Fee Property (320 acres)

Township 32 North, Range 47 East, MDB&M
        Section 17: W½

EXHIBIT 2

TO
MEMORANDUM OF AGREEMENT
BETWEEN
NEWMONT USA LIMITED d/b/a NEWMONT MINING CORPORATION AND
HOMELAND EXPLORATION, INC.

AREA OF INTEREST

     Township 32 North, Range 47 East, MDB&M, Sections 7-9 and 16-21.

Recorded at the request of and when recorded return to:
Nevada Mine Properties II, Inc.
5819 N. White Sands Rd.
Reno, NV 89511

Memorandum of Mining Lease Agreement

     This Memorandum of Mining Lease Agreement (“Memorandum”) is made and entered into by and between Nevada Mine Properties II, Inc., a Nevada corporation (“Owner”), and Homeland Exploration, Inc. (“HEI”) the US subsidiary of Homeland Precious Metals Corp. Notice is hereby given that Owner and HEI have entered into a Mining Lease Agreement (“Agreement”) in accordance with which Owner has leased to and agreed to assign to HEI certain unpatented mining claims situated in Lander County, Nevada, and in accordance with which Owner has certain underlying agreements in certain unpatented mining claims situated in Lander County, Nevada, more particularly described in Exhibit A attached to this Memorandum (“Property”). The term of the Agreement is for twenty (20) years and for so long after twenty (20) years as HEI makes the payments called for under the Agreement and conducts exploration for, development of, or production of minerals on the Property.

     The addresses of Owner and HEI for purposes of this Agreement and assignment are:

Nevada Mine Properties II, Inc.	Homeland Exploration, Inc.
5819 N. White Sands Rd.	Suite 136, 1489 Marine Drive
Reno, NV 89511	West Vancouver, BC
USA	Canada V7T 1B8

     Dated effective December 1, 2006.

Nevada Mine Properties II, Inc.

By   GEORGE J. ELIOPULOS
            George J. Eliopulos, President

Homeland Exploration, Inc.

By  BRUCE JOHNSTONE
            Bruce Johnstone, President